Exhibit 10.2

LICENSE AGREEMENT

BETWEEN

BIOPANCREATE, INC.

AND

CORNELL UNIVERSITY

FOR

DOCKET No. D-4291

DOCKET No. D-5208

CONTRACT NO. C201142-07297

TABLE OF CONTENTS

Recitals

LICENSE AGREEMENT

This agreement (“Agreement”) is made by and between BioPancreate, Inc. a Delaware company having an address at 150 N. Radnor Chester Road, Suite F200, Radnor, Pennsylvania, 19087 (“LICENSEE”) and Cornell University (“Cornell”) as represented by its Cornell Center for Technology Enterprise and Commercialization (“CCTEC”) at 395 Pine Tree Road, Ithaca, NY 14850.

This Agreement is effective on the date of last signature on this Agreement (“Effective Date”).

RECITALS

WHEREAS, the inventions disclosed in Disclosure Docket Nos. D-4291 titled “Commensal Bacteria as Signal Mediators within a Human Host” and D-5208 titled “Bacterial Conversion of Intestinal Cells to Insulin-Secreting Cells in vivo”, together (“Invention”), were made in the course of research at Cornell by Dr.  John March and his associates (hereinafter and collectively, the “Inventors”) and are covered by Patent Rights as defined below;

WHEREAS, the inventors are employees of Cornell, and they are obligated to assign all of their right, title and interest in the Invention to the Cornell Research Foundation, Inc. (“CRF”) or to Cornell and have done so;

WHEREAS, CRF has engaged CCTEC to manage Invention, in whole or in part, assigned to it and has fully authorized CCTEC to manage all rights subsisting therein and to enter into any agreement granting such rights to advance the missions of Cornell;

WHEREAS, CCTEC is the officially authorized unit at Cornell to manage Invention and to grant rights subsisting therein for Cornell and CRF;

WHEREAS, LICENSEE entered into a Confidentiality Agreement (2010-63-6756), effective 15 June 2010, for the purpose of evaluating the Invention;

WHEREAS, Cornell desires that the Invention be developed and utilized to the fullest possible extent so that its benefits can be enjoyed by the general public;

WHEREAS, LICENSEE desires to obtain certain rights from Cornell for commercial development, use, and sale of the invention, and Cornell is willing to grant such rights; and

WHEREAS, LICENSEE understands that Cornell may publish or otherwise disseminate information concerning the Invention and Technology (as defined below) at any time and that LICENSEE is paying consideration hereunder for its early access to the Invention, the associated intellectual property rights and Technology, not continued secrecy therein.

NOW, THEREFORE, the parties agree:

ARTICLE 1.                        DEFINITIONS

The terms, as defined herein, shall have the same meanings in both their singular and plural forms.

1.1 “Affiliate” means any business entity in which LICENSEE owns or controls, directly or indirectly, at least twenty percent (20%) of the outstanding stock or other voting rights entitled to elect directors, or any business entity that owns or controls LICENSEE directly or indirectly by at least twenty percent (20%) of the outstanding stock of the LICENSEE or other voting rights of LICENSEE entitled to elect directors; but in any country where the local law does not permit foreign equity participation of at least twenty percent (20%), then an “Affiliate” includes any company in which LICENSEE owns or controls or is owned or controlled by, directly or indirectly, the maximum percentage of outstanding stock or voting rights permitted by local law.

1.2 “Sublicense” means an agreement into which LICENSEE enters with a third party that is not an Affiliate for the purpose of (i) granting certain rights; (ii) granting an option to certain rights; or (iii) forbearing the exercise of any rights, granted to LICENSEE under this Agreement after Effective Date.  “Sublicensee” means a third party with whom LICENSEE enters into a Sublicense.

1.3 “Field” means all uses of the Invention except for any application or use in cholera and parasitic diseases.

1.4 “Territory” means the world.

1.5 “Term” means the period of time beginning on Effective Date and ending on the later of (i) the expiration of the last valid patent claim in Patent Rights in a country; or (ii) on a country-by-country basis, the tenth (10th) anniversary of the first commercial sale of a Licensed Product.  At the end of the Term, Licensee would have a fully paidup, perpetual, irrevocable license in Territory.

1.6 “Patent Rights” means CRF’s or Cornell’s right in any of the following: the patent application (number PCT/US2009/039923) and provisional patent application (61/393,618) disclosing and claiming the Invention, filed by Inventors and assigned to CRF or Cornell; and continuing applications thereof including divisions, substitutions, and continuations-in-part (but only to extent the claims thereof are enabled by disclosure of the parent application); any patents issuing on said applications including reissues, reexaminations and extensions; and any corresponding foreign applications or patents.

1.7 “Technology” means the tangible materials listed in Appendix C representing the physical embodiment of Invention.

1.8 This paragraph is intentionally left blank.

1.9 “Licensed Method” means any method or compound that uses Technology or is claimed in Patent Rights the use of which would constitute, but for the license granted to

LICENSEE under this Agreement, an infringement, an inducement to infringe or contributory infringement, of any pending or issued claim within Patent Rights.

1.10 “Licensed Product” means any service, composition, compound or product that uses Technology or is claimed in Patent Rights, or that is produced or enabled by Licensed Method, or the manufacture, use, sale, offer for sale, or importation of which would constitute, but for the license granted to LICENSEE under this Agreement, an infringement, an inducement to infringe or contributory infringement, of any pending or issued claim within the Patent Rights.

1.11 “Net Sales” means the total of the gross invoiced prices of Licensed Products sold or leased by LICENSEE, its Sublicensee(s), Affiliate(s), or any combination thereof to a third party, on payments which are due under this Agreement, less the sum of (i) cash, trade, or quantity discounts; (ii) credits or allowances actually given for rejection or return of, previously sold Licensed Products, (iii) sales, use, tariff, import/export duties or other excise taxes imposed on particular sales (except for value-added and income taxes imposed on the sales of Licensed Product in foreign countries) and (iv) charges incurred for shipping.  For purposes of calculating Net Sales, transfers to a Sublicensee or an Affiliate of Licensed Product under this Agreement for (i) end use (but not resale) by the Sublicensee or Affiliate shall be treated as sales by LICENSEE at the list price of LICENSEE in an arm-length transaction or (ii) resale by a Sublicensee or an Affiliate shall be treated as sales at the list price of the Sublicensee or Affiliate.

1.12 “Patent Costs” means all expenses for the preparation, filing, prosecution, and maintenance of all United States and foreign patents included in Patent Rights.  Patent Costs shall also include reasonable out-of-pocket expenses for patentability opinions, inventorship review and determination, preparation and prosecution of patent application, re-examination, re-issue, interference, opposition activities related to patents or applications in Patent Rights plus a ten percent (10%) patent service fee for services to be provided by Cornell to LICENSEE relating to patent prosecution.  The ten percent (10%) patent service fee will not be applied to expenses incurred before the Effective Date.

1.13 “Combination Product” means any product which is a Licensed Product and contains an additional pharmaceutically active ingredient(s) that is not an excipient, diluant, adjuvant, buffer, inert carrier material and the like (“Component”) and (i) the Component by itself does not use Invention, Technology or Patent Rights; (ii) the sale, use or import of each by itself does not contribute to or induce the infringement of Patent Rights; (iii) is sold separately by LICENSEE, its Sublicensce or an Affiliate: and (iv) enhances the market price of the final product(s).

ARTICLE 2.                        GRANTS

2.1 License.  Subject to Article 5.1 (“patent rights reimbursement obligations”) and the limitations set forth in this Agreement, Cornell hereby grants to LICENSEE, and LICENSEE hereby accepts, license under Patent Rights to, make and have made, to use and have used, to sell and have sold, to offer for sale, have offered for sale, and to import and have imported, Licensed Products and to practice Licensed Methods and to use Technology, in the Field within the Territory and during the Term.

The license granted by Cornell in this Section 2.1 is exclusive to LICENSEE for Patent Rights and is non-exclusive for Technology where Cornell has the reserved rights to the Technology as described in Section 2.3.  Cornell agrees that it shall not grant any other commercial license to third parties for Technology in the Field within the Territory during the Term while the granted license remains exclusive.

LICENSEE may extend the rights granted above to its Affiliates provided that LICENSEE shall first provide to Cornell a written assurance from each such of its Affiliates to comply with all applicable terms, conditions and obligations to Cornell.

2.2  Sublicense.

(a) The license granted in Paragraph 2.1 includes the right of LICENSEE to grant sublicenses to third parties during the Term but only as long as the license for Patent Rights is exclusive, except in any country(ies) where Patent Rights obligations have been terminated.

(b) With respect to Sublicense granted pursuant to Paragraph 2.2(a), LICENSEE shall:

(i)                                     not receive, or agree to receive, anything of value in lieu of cash as consideration from a third party under a Sublicense granted pursuant to Paragraph 2.2(a) without the express written consent of Cornell;

(ii)                                  to the extent applicable, include all of the rights of and obligations due to Cornell and contained in this Agreement:

(iii)                               promptly provide Cornell with a copy of each Sublicense issued which may be redacted of that information not relevant to the Sublicense granted thereunder) and any amendment made to any Sublicense; and

(iv)                              collect and guarantee payment of all payments due, directly or indirectly, to Cornell from Sublicensees and summarize and deliver all reports due, directly or indirectly, to Cornell from Sublicensees.

2.3 Reservation of Rights.  Cornell reserves the non-exclusive right to:

(a) use the Invention, Technology and Patent Rights for educational, noncommercial, and academic research purposes;

(b) publish or otherwise disseminate any information about the Invention and Technology at any time;

(c) allow other nonprofit institutions to use Invention, Technology and Patent Rights for educational, non-commercial, and academic research purposes; and

(d) for the sake of clarity, confidential information and technology shared by LICENSEE to Cornell including, but not limited to, semi-annual reports to Cornell would be LICENSEE confidential information shared with Cornell under Article 10.2 (revised Confidential) and not be shared with any third party.  Cornell does not have rights to use Company’s confidential information under Article 2.3 (a) - (c).

ARTICLE 3.                        CONSIDERATION

3.1 Fees and Royalties.  The parties hereto understand that the fees and royalties payable by LICENSEE to Cornell under this Agreement are partial consideration for the license granted herein to LICENSEE under Technology and Patent Rights.  LICENSEE shall pay Cornell:

(a) a license issue fee of to be paid as follows:

(i)                                     Fifteen thousand US dollars (US$15,000), due within thirty (30) days after the Effective Date;

(ii)                                  Two hundred thirty-five thousand US dollars (US$235,000) payable per the following schedule:

Year of Effective Date Anniversary	Amount payable to Cornell
2012	$47,000
2013	$47,000
2014	$47,000
2015	$47,000
2016	$47,000

within thirty (30) days of each effective date anniversary.  LICENSEE’s obligation to pay this fee shall survive the termination of this Agreement.

(b) license maintenance fees payable on each anniversary of the Effective Date according to the following schedule; provided however, that LICENSEE’s obligation to pay these fees shall end on the date when LICENSEE is commercially selling at least one (1) Licensed Product:

Date	Fee payable to Cornell
2011 - 2012	$0
2013 - 2014	$1,000
2015 - 2017	$2,500
2018 - 2020	$5,000
2021 - 2023	$10,000
2024	$20,000
2025	$50,000
2026 and each year thereafter	$100,000

(c) event payments in the amounts payable according to the following schedule or events for the first Licensed Product attaining such event:

Date or Event	Amount
(i) At the successful completion of the first Phase I or an equivalent “first in human” clinical trial and due upon the submission of an application for a Phase II trial to the US FDA or an equivalent small-scale, safety and efficacy trial in human to an FDA-equivalent regulatory agency.	$200,000
(ii) At the successful completion of the first Phase IIb clinical trial or an equivalent small-scale, safety and efficacy trial in human and due upon the submission of an application for a Phase III trial to the US FDA or an equivalent large-scale, pivotal efficacy trial in human to an FDA-equivalent regulatory agency.	$500,000
(iii) At the successful completion of a Phase III clinical trial upon the submission and acceptance by the FDA of a US NDA	$500,000
(iv) At the successful completion of a Phase III clinical trial upon the submission of an NDA and acceptance to an FDA-equivalent regulatory agency	$125,000
(v) Upon approval by the US FDA	$1,000,000
(vi) Upon approval with pricing by an FDA-equivalent regulatory agency in a Major Market, i.e., France, Germany, Italy, or UK; outside the US.	$250,000

(d) an earned royalty of

(i)                                     two and one half percent (2.5%) on Net Sales of Licensed Products by LICENSEE and/or its Affiliate(s)

(ii)                                  provided, however, that the earned royalty due on Net Sales of Combination Product by LICENSEE and/or its Affiliate(s) shall be calculated as:

Earned Royalties due Cornell = [A/(A+B)] multiplied by the Royalty Rate on Net Sales of the Licensed Products applicable multiplied by the Net Sales of Combination Product, where:

A is the separately listed sale price of the Licensed Product or Licensed Product components; and

B is the separately listed sale prices of the individual products or Components, respectively, included in the Combination Product that satisfies the requirements outlined in Paragraph 1.13.  If LICENSEE does not separately sell any of the Components used in Combination Product, the purchase price paid by LICENSEE in the procurement of said Components shall be used.

(iii)                               In the event LICENSEE is required to pay royalties to one or more third parties for patent rights necessary to make or sell Licensed Products, and the total royalties payable by LICENSEE exceed four percent (4.0%) of Net Sales, then LICENSEE may deduct

$0.50 from the earned royalties payable to Cornell for every $1.00 LICENSEE actually pays to said third parties of the amount LICENSEE pays above the four percent (4.0%) of Net Sales; provided that the earned royalty rate payable to Cornell shall not be reduced below one and one quarter percent (1.25%).

(iv)                              If during the Term, a generic equivalent to Licensed Product is commercialized by a third party, that is not a Sublicense, in a country not under Patent Rights, royalties payable to Cornell in such country would be reduced by fifty percent (50%).  This paragraph shall not apply to a country where LICENSEE elected not to continue patent prosecution and/or maintenance as in Section 5.1.

In no instance however, will the earned royalty rate payable to Cornell be reduced below one and one quarter percent (1.25%) due to the combined provisions 3.1(d)(ii), 3(d)(iii) and 3(d)(iv).

(e) five percent (5%) on the consideration received by LICENSEE from third parties over those that are reimbursement for direct costs for collaboration, development, co-development, marketing, co-marketing, promotion, co-promotion, distribution, co-distribution or similar partnership agreements with third parties that are not earned royalties that involve any rights granted to LICENSEE by Cornell under this Agreement (a “Collaboration Fee”).  If any of the consideration received by LICENSEE described in the preceding statement under this paragraph has already been included in a Sublicense fee payment as defined in 3.1(f) below and is received by Cornell from LICENSEE, then the consideration due this paragraph is not applicable for that event.

(f) Sublicense fees received by LICENSEE from its Sublicensees that are not earned royalties or reimbursement for direct costs according to the following schedule

Percentage or Amount of Sublicensee Fee Due to Cornell	Events achieved by LICENSEE prior to issuance of Sublicense by LICENSEE
$500,000	Prior to the filing of an IND application to the FDA (or its foreign equivalent
$1,000,000

30 days after the filing of an IND application to the FDA and the FDA has not issued a clinical hold on that IND application (or the IND application and its statutory clearance period as applied to an equivalent foreign regulatory agency) but prior to the initiation of a Phase I human clinical trial

$2,000,000	After the initiation of a Phase I human clinical trial but prior to the initiation of a Phase II human clinical trial
20%	After the initiation of a Phase lib human clinical trial

If any of the consideration received by LICENSEE described in 3.1(e) has already been included in a Sublicense fee payment as defined in 3.1(f) above and is received by Cornell from LICENSEE, then the consideration due in 3.1(e) is not applicable for that event.

(g) on each and every Sublicense royalty payment received by LICENSEE from its Sublicensees on sales of Licensed Product by Sublicensee, LICENSEE shall pay Cornell the royalties Cornell would have received based on the royalty rate in Paragraph 3.  1(d) as applied to Net Sales of Sublicensee;

(h) beginning the calendar year of commercial sales of the first License Product by LICENSEE, its Sublicensee, or an Affiliate and if the total earned royalties paid by LICENSEE under Paragraphs 3.1(d) and (g) to Cornell in any such year cumulatively amounts to less than one-hundred thousand US Dollars (US$100,000) (“minimum annual royalty”), LICENSEE shall pay to Cornell a minimum annual royalty on or before February 28 following the last quarter of such year the difference between amount noted above and the total earned royalty paid by LICENSEE for such year under Paragraphs 3.1(d) and (g); provided, however, that for the year of commercial sales of the first Licensed Product, the amount of minimum annual royalty payable shall be pro-rated for the number of months remaining in that calendar year.

All fees and royalty payments specified in Paragraphs 3.1(a) through 3.1(h) above shall be paid by LICENSEE pursuant to Paragraph 4.3 and shall be delivered by LICENSEE to Cornell as noted in Paragraph 10.1.

3.2 Patent Costs.  LICENSEE shall reimburse Cornell:

(a) all past (prior to the Effective Date) Patent Costs according to the following schedule:

Date of Payment	Payment Amount
At signing	$5,000
Four (4) months after effective date	$4,000
Eight (8) months after effective date	$4,000
Twelve (12) months after effective date	Remaining amount

(a) all future (on or after the Effective Date) Patent Costs within thirty (30) days following the date an itemized invoice is sent from Cornell to LICENSEE.

Past Patent Costs are approximately eighteen thousand five hundred thirty-one US Dollars and thirty cents (US$18,531.30) as of 30 April 2010.

3.3 Due Diligence.

(a) LICENSEE shall

(i)                                     use commercially reasonable effort to diligently proceed with the development, manufacture and sale of Licensed Products;

(ii)                                  annually spend sufficiently to support the development plan in Appendix D;

(iii)                               Use commercially reasonable efforts to:

(1) submit an IND covering a Licensed Product to the United States FDA within five (5) years from the Effective Date of this Agreement;

(2) initiate a Phase 1 clinical trial in the United States within six (6) years of the Effective Date;

(3) initiate a Phase II clinical trial in the United States within eight (8) years of the Effective Date;

(4) initiate a Phase III clinical trial in the United States within ten (10) years of the Effective Date;

(5) market Licensed Products within six (6) months of receiving regulatory approval with pricing to market such Licensed Products in the Major Markets of US.  France, Germany, Italy, and the UK covered by Patent Rights in the Territory;

(6) reasonably fill the market demand for Licensed Products following commencement of marketing at any time during the Term of this Agreement; and

(7) obtain all necessary governmental approvals for the manufacture.  use and sale of Licensed Products.

(b) If LICENSEE fails to use commercially reasonable efforts to perform any of its obligations specified in Paragraphs 3.3(a)(i)-(iii), then Cornell shall have the right and option to terminate this Agreement.

(c) If after the successful completion of a phase III clinical trial in the United States, LICENSEE has not begun a commercially reasonable genuine product or business development program for at least one Licensed Product in any country under Patent Rights and LICENSEE refuses to initiate any such program at the request of Cornell, or fails to grant sublicenses to one or more third parties to satisfy the market demand within six months of such request, Cornell may then exclude said country from the Territory and license such rights for that country to one or more third parties.

ARTICLE 4.                        REPORTS, RECORDS AND PAYMENTS

4.1 Reports.

(a) Development Reports.  Beginning six months after Effective Date and ending on the date of first commercial sale of a Licensed Product in the United States, LICENSEE shall report to Cornell progress covering LICENSEE’s (and Affiliate’s and Sublicensee’s) activities and efforts in the development of rights granted to LICENSEE under this Agreement for the preceding six months.  The report shall include, but not be limited to, activities and efforts to develop and test Licensed Products and obtain governmental approvals necessary for marketing the same.  Such semi-annual reports shall be due within sixty days of the reporting period and shall use the form as provided herein as Appendix A.

(b) Commercialization Reports.  After the first commercial sale of a Licensed Product anywhere in the world, LICENSEE shall submit to Cornell semi-annual reports on or before each February 28 and August 31 of each year.  Each report shall cover LICENSEE’s (and each Affiliate’s and Sublicensee’s) most recently completed calendar half-year and shall show:

(i)                                     the gross sales and Net Sales (as defined in Paragraph 1.1 1) during the most recently completed calendar half-year and the royalties, in US dollars, payable with respect thereto;

(ii)                                  the number of each type of Licensed Product sold;

(iii)                               Sublicense fees and royalties received during the most recently completed calendar half-year in US dollars, payable with respect thereto;

(iv)                              the method used to calculate the royalties;

United States funds, using the average exchange rate calculated using the Wall Street Journal over the applicable reporting period.

(c) Royalty Payments.

(i)                                     Royalties shall accrue when Licensed Products are invoiced to a third party or Affiliate.

(ii)                                  LICENSEE shall pay earned royalties semi-annually on or before February 28 and August 31 of each calendar year.  Each such payment shall be for earned royalties accrued within LICENSEE’s most recently completed calendar half-year.

(iii)                               Royalties earned on sales occurring or under Sublicense granted pursuant to this Agreement in any country outside the United States shall not be reduced by LICENSEE for any taxes, fees, or other charges imposed by the government of such country on the payment of royalty income, except that all payments made by LICENSEE in fulfillment of Cornell’s tax liability in any particular country may be credited against earned royalties or fees due Cornell for that country.  LICENSEE shall pay all bank charges resulting from the transfer of such royalty payments.

(iv)                              If at any time legal restrictions prevent the prompt remittance of part or all royalties by LICENSEE with respect to any country where a Licensed Product is sold or a Sublicense is granted pursuant to this Agreement, LICENSEE shall convert the amount owed to Cornell into US currency and shall pay Cornell directly from its US sources of fund for as long as the legal restrictions apply.

(v)                                 This paragraph is intentionally left blank.

(vi)                              In the event that any patent or patent claim within Patent Rights is held invalid in a final decision by a patent office from which no appeal or additional patent prosecution has been or can be taken, or by a court of competent jurisdiction and last resort and from which no appeal had or can be taken, all obligation to pay royalties based solely on that patent or claim or any claim patentably indistinct therefrom shall cease as of the date of such final decision.  LICENSEE shall not.  however, be relieved from paying any royalties that accrued before the date of such final decision, that are based on another patent or claim not involved in such final decision, or that are based on the use of Technology.

(d) Late Payments.  In the event royalty, reimbursement and/or fee payments are not received by Cornell when due, LICENSEE shall pay to Cornell interest charges at a rate of one percent (1%) per month.  Such interest shall be calculated from the date payment was due until actually received by Cornell.

ARTICLE 5.                        PATENT MATTERS

5.1 Patent Prosecution and Maintenance.

(a) Provided that LICENSEE has reimbursed Cornell for Patent Costs pursuant to Paragraph 3.2, Cornell shall diligently prosecute and maintain the United States and, if available.  foreign patents, and applications in Patent Rights using counsel of its choice reasonably acceptable to LICENSEE.  Cornell shall provide LICENSEE with copies of all relevant documentation relating to such prosecution and LICENSEE shall keep this documentation confidential.  The counsel shall take instructions only from Cornell.  and all patents and patent applications in Patent Rights shall be assigned solely to CU’ or Cornell.

(b) Cornell shall consider amending any patent application in Patent Rights to include claims reasonably requested by LICENSEE to protect the products contemplated to be sold as Licensed Products by LICENSEE under this Agreement.

(c) LICENSEE may elect to terminate its reimbursement obligations with respect to any patent application or patent in Patent Rights in any or all patented country(ies) upon three (3) months’ written notice to Cornell.  Cornell shall use reasonable efforts to curtail further Patent Costs for such application or patent when such notice of termination is received from LICENSEE.  Cornell, in its sole discretion and at its sole expense, may continue prosecution and maintenance of said application or patent, and LICENSEE shall have no further license with respect thereto.  Non-payment of any portion of Patent Costs with respect to any application or patent in a country may be deemed by Cornell as an election by LICENSEE to terminate its reimbursement obligations with respect to such application or patent in that country.  Cornell is not obligated to file, prosecute, or maintain Patent Rights outside of the Territory at any time or to file, prosecute, or maintain Patent Rights to which LICENSEE has terminated its License hereunder.

(d) LICENSEE shall apply for an extension of the term of any patent in Patent Rights if appropriate under the Drug Price Competition and Patent Term Restoration Act of 1984 and/or European, Japanese and other foreign counterparts of this law.  LICENSEE shall prepare all documents for such application, and Cornell shall execute such documents and to take any other additional action as LICENSEE reasonably requests in connection therewith.

5.2 Patent Infringement.

(a) If LICENSEE learns of any substantial infringement of Patent Rights, LICENSEE shall so inform Cornell and provide Cornell with reasonable evidence of the infringement.  Neither party shall notify a third party of the infringement of Patent Rights without the consent of the other party.  Both parties shall use reasonable efforts and cooperation to terminate infringement without litigation.

(b) LICENSEE may request Cornell to take legal action against such third party for the infringement of Patent Rights in the Field and within the Territory.  Such request shall be made in writing and shall include reasonable evidence of such infringement and damages to LICENSEE.  lf the infringing activity has not abated ninety (90) days following LICENSEE’s request.  Cornell shall elect to or not to commence suit on its own account.  Cornell shall give notice of its election in writing to LICENSEE by the end of the one-hundredth (100th) day after receiving notice of such request from LICENSEE.  LICENSEE may thereafter bring suit for patent infringement at its own expense, if and only if Cornell elects not to commence suit and the infringement occurred in a jurisdiction where LICENSEE has an exclusive license under this Agreement for the infringing activity.  If LICENSEE elects to bring suit, Cornell and/or CRF may join that suit at its own expense.

(c) Recoveries from actions brought pursuant to Paragraph 5.2(b) shall belong to the party bringing suit.  Legal actions brought jointly by CRF and/or Cornell and LICENSEE and fully participated in by both shall be at the joint expense of the parties and all recoveries shall be shared by them in proportion to the share of expense paid by each party.

(d) Each party shall cooperate with the other in litigation proceedings at the expense of the party bringing suit.  Litigation shall be controlled by the party bringing the suit, except that CRF and/or Cornell may be represented by counsel of its choice in any suit brought by LICENSEE.

5.3 Patent Marking.  LICENSEE shall use commercially reasonable efforts to mark all Licensed Products made, used or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.  Each party shall-inform the other, by written notice, as soon as possible if it becomes aware any patent or any claim in Patent Rights is finally held invalid by a court of competent jurisdiction and last resort.

ARTICLE 6.                        GOVERNMENTAL MATTERS

6.1 Governmental Approval or Registration.  If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, LICENSEE shall assume all legal obligations to do so.  LICENSEE shall notify Cornell if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement.  LICENSEE shall make all necessary filings and pay all costs including fees, penalties, and all other out-of-pocket costs associated with such reporting or approval process.

6.2 Export Control Laws.  LICENSEE shall observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations and the Export Administration Regulations.

ARTICLE 7.                        TERMINATION OF THE AGREEMENT

7.1 Termination by Cornell.

(a) If LICENSEE fails to perform or violates any term of this Agreement.  then Cornell may give written notice of default (“Notice of Default”) to LICENSEE.  If LICENSEE fails to cure the default within thirty (30) days of the Notice of Default and such default is (1) any financial obligation, or any reporting obligation, or another obligation curable in thirty (30) days and LICENSEE fails to cure the default in thirty (30) days.  Cornell may terminate this Agreement and the license granted herein by a second written notice (“Notice of Termination”) to LICENSEE or (iii) NOT a financial obligation or reporting obligation and such cure would require more than thirty (30) day, and LICENSEE can prove it has begun to cure the default within this thirty (30) days, LICENSEE shall then have an additional ninety (90) days to cure the default.  If LICENSEE fails to cure the default after this additional ninety (90) days, Cornell may terminate this Agreement and the license granted herein by a second written notice (“Notice of Termination”) to LICENSEE.  If a Notice of Termination is sent to LICENSEE, this Agreement shall automatically terminate on the effective date of that notice.  Termination shall not relieve LICENSEE of its obligation to pay any fees owed at the time of termination and shall not impair any accrued right of Cornell.

(b) This Agreement will terminate immediately, without the obligation to provide written notices as set forth in Paragraph 7.1(a), if LICENSEE files a claim including in any way the assertion that any portion of CRF’s or Cornell’s Patent Rights is invalid or unenforceable where the filing is by the LICENSEE, a third party on behalf of the LICENSEE, or a third party at the written urging of the LICENSEE.

7.2 Termination by LICENSEE.

(a) LICENSEE shall have the right at any time, in its sole discretion and for any reason, to terminate this Agreement upon a ninety (90)-day written notice to Cornell.  Said notice shall state LICENSEE’s reason for terminating this Agreement.

(b) Any termination under Paragraph 7.2(a) shall not relieve LICENSEE of any obligation or liability accrued under this Agreement prior to termination or rescind any payment made to Cornell or action by LICENSEE prior to the time termination becomes effective.  Termination shall not affect in any manner any rights of Cornell or CRF arising under this Agreement prior to termination.

(c) Upon termination of this Agreement for any reason by LICENSEE, Cornell shall decide whether to assign to Cornell any Sublicense.

7.3 Survival on Termination.  The following Paragraphs and Articles shall survive the termination of this Agreement:

(a) Article 4 (REPORTS, RECORDS AND PAYMENTS);

(b) Paragraph 7.4 (Disposition of Licensed Products on Hand);

(c) Paragraph 8.2 (Indemnification);

(d) Article 9 (USE OF NAMES AND TRADEMARKS);

(e) Paragraph 10.2 hereof (Secrecy); and

(f) Paragraph 10.5 (Failure to Perform).

7.4 Disposition of Licensed Products on Hand.  Upon termination of this Agreement, LICENSEE, its Affiliates, Collaborators, or Sublicensees may dispose of all previously made or partially made Licensed Product within a period of one hundred and twenty (120) days of the effective date of such termination provided that the sale of such Licensed Product by LICENSEE, its Sublicensees, or Affiliates shall be subject to the terms of this Agreement, including but not limited to the rendering of reports and payment of royalties required under this Agreement.

ARTICLE 8.                        LIMITED WARRANTY AND INDEMNIFICATION

8.1 Limited Warranty.

(a) Cornell warrants that: (i) it has the lawful right to grant this license (ii) that the first four Whereas Recitals in this Agreement are accurate, and (iii) Cornell has not licensed Patent Rights in the Field prior to this Agreement.

(b) Except as set forth in 8.1(a), the license granted herein is provided “AS IS” and without WARRANTY OF MERCHANTABILITY or WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE or any other warranty, express or implied.  Cornell makes no representation or warranty that the Licensed Product, Licensed Method or the use of Patent Rights or Technology will not infringe any other patent or other proprietary rights.

(c) In no event shall Cornell or CRF be liable for any incidental, special or consequential damages resulting from exercise of the license granted herein or the use of the Invention, Licensed Product or Licensed Method or Technology

(d) Nothing in this Agreement shall be construed as:

(i)                                     a warranty or representation by Cornell or CRF as to the validity or scope of any Patent Rights;

(ii)                                  a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or shall be free from infringement of patents of third parties;

(iii)                               an obligation to bring or prosecute actions or suits against third parties for patent infringement except as provided in Paragraph 5.2 hereof;

(iv)                              conferring by implication, estoppel or otherwise any license or rights under any patents of CRF or Cornell other than Patent Rights as defined in this Agreement, regardless of whether those patents are dominant or subordinate to Patent Rights; or

(v)                                 an obligation to furnish any know-how not provided in Patent Rights or Technology;

(vi)                              an obligation to update Technology.

8.2 Indemnification.

(a) LICENSEE shall indemnify, hold harmless and defend CRF.  Cornell, its officers, employees, and agents; the sponsors of the research that led to the Invention; and the Inventors of the patents and patent applications in Patent Rights and their employers against any and all claims, suits, losses, damage, costs, fees, and expenses resulting from or arising out of exercise of this license or any Sublicense.  This indemnification shall include, but not be limited to, any product liability.  The party seeking indemnification hereunder (the -Indemnified Party-) shall: (i) promptly notify in writing the party obligated to indemnify (the “indemnifying Party”) of any third party claim for which the Indemnified Party seeks indemnification: and (ii) cooperate fully with the Indemnifying Party and its legal representatives in the investigation of any such third party claim.  The Indemnifying Party shall conduct, at its own expense, the defense of any and all such third party claims, and the Indemnified Party may, at its own expense, assist in such defense if it so chooses, provided that the Indemnifying Party shall control such defense and all negotiations relative to the settlement of any such claim.  Neither party shall settle or admit liability or guilt with respect to any such claims, charges, suits or other actions which could result in liability or admission of guilt to the other party without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

(b) LICENSEE, at its sole cost and expense, shall insure its activities in connection with the work under this Agreement and obtain, keep in force and maintain insurance or an equivalent program of self insurance as follows:

(i)                                     comprehensive or commercial general liability insurance (contractual liability included) with limits of at least: (A) each occurrence, one million dollars (US$1,000,000); (B) products/completed operations aggregate, one million dollars (US$1,000,000); (C) personal and advertising injury, one million dollars (US$1,000,000); and (D) general aggregate (commercial form only), one million dollars (US$1,000,000).  For the purposes of this paragraph, (B), (C) and (D) shall be required prior to the initiation of any investigation of Licensed Product in man.  In addition, at the time of commencement of clinical trials with any Licensed Product.  product liability coverage shall be added, five million dollars (USS5,000,000) and

(ii)                                  the coverage and limits referred to above shall not in any way limit the liability of LICENSEE.

(c) LICENSEE shall, within ninety (90) days of Effective Date, furnish Cornell with certificates of insurance showing compliance with all requirements.  Such certificates shall: (i) provide for thirty (30) day advance written notice to Cornell of any modification; (ii) indicate that Cornell has been endorsed as an additionally insured party under the coverage referred to above; and (iii) include a provision that the coverage shall be primary and shall not participate with nor shall be excess over any valid and collectable insurance or program of self-insurance carried or maintained by Cornell.

(d) Cornell shall notify LICENSEE in writing of any claim or suit brought against CRF or Cornell in respect of which Cornell intends to invoke the provisions of this Article.  LICENSEE shall keep Cornell informed on a current basis of its defense of any claims under this Article.

ARTICLE 9.                        USE OF NAMES AND TRADEMARKS

9.1 Nothing contained in this Agreement confers any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of either party hereto (including contraction, abbreviation or simulation of any of the foregoing).  Unless required by law, the use by LICENSEE of the name, “Cornell University” or “Cornell Research Foundation” is prohibited, without the express written consent of Cornell.

9.2 Cornell may disclose to the Inventors the terms and conditions of this Agreement upon their request as long as Inventors agree to keep the business terms confidential.

9.3 Cornell may acknowledge the existence of this Agreement and the extent of the grant in Article 2 to third parties, but Cornell shall not disclose the financial terms of this Agreement to third parties, except where CRF or Cornell is required by law or the order of a court of competent jurisdiction to do so.

9.4 LICENSEE may acknowledge or make press releases regarding the existence of this Agreement and the extent of the grant in Article 2 but LICENSEE shall not disclose the financial terms of this Agreement except where LICENSEE is required by law or the order of a court of competent jurisdiction, or as is necessary to investors, potential investors.  lenders or potential acquirers, or potential sublicensees under an appropriate confidentiality agreement to do so.  To the extent LICENSEE makes any forward-looking statement in its press releases, LICENSEE shall receive prior consent of Cornell which shall not be unreasonably withheld.

ARTICLE 10.                 MISCELLANEOUS PROVISIONS

10.1 Correspondence.  Any notice, invoice or payment required to be given to either party under this Agreement shall be deemed to have been properly given and effective:

(a) on the date of delivery if delivered in person;

(b) on the date of successful transmission if sent by facsimile,

(c) one (1) day after the successful transmission in pdf file format if sent by electronic mail using the Internet; or

(d) five (5) days after mailing if mailed by first-class or certified mail, postage paid, to the respective addresses given below, or to such other address as is designated by written notice given to the other party.

If sent to LICENSEE:

BioPancreate. Inc.

Attn: Theodore R. Koziol, Ph.D., President

150 N. Radnor-Chester Road, Suite F-200

Radnor, PA 19087

Phone: 610-977-2434

Fax: 610-977-0043

If sent to Cornell:

For all correspondence except payments -

Cornell Center for Technology Enterprise and Commercialization

Attention: Executive Director

395 Pine Tree Road, Suite 310

Ithaca.  NY 14850

FAX: 607-254-5454

TEL: 607-254-5236

EMAIL: ectec-contracts@cornell.edu

For all payments -

If sent by mail:

Cornell Center for Technology Enterprise and Commercialization

PO Box 6899

Ithaca, NY 14850-6899

If remitted by electronic payments via ACH or Fed Wire:

Receiving bank name:	Tompkins Trust Co.
Bank account no.:	01101007353
Bank routing (ABA) no.:	021302648
SWIFT code:	TMPKUS33
Bank account name:	Cornell Research Foundation
Bank ACH format code:	Not required
Bank address:	P.O. 460, Ithaca, NY 14850
Additional information:	References D-4291, D-5208

Agreement No.: C2011-12-07297

Department contact: Lewis Goodwin

A FAX copy of the transaction receipt shall be sent to Associate Director for Finance and Operations at: 607-254-5454.  LICENSEE is responsible for all bank charges of wire transfer of funds for payments.  The bank charges shall not be deducted from total amount due to Cornell.

10.2                        Secrecy.

(a) “Confidential Information” shall mean information, including Technology, relating to the Invention and disclosed by a party (“Disclosing Party”) to the other party (“Receiving Party”) during the term of this Agreement, which if disclosed in writing shall be marked “Confidential”, or if first disclosed otherwise, shall within thirty (30) days of such disclosure be reduced to writing by the “Disclosing Party” to the “Receiving Party”:

(b) The Receiving Party shall:

(i)                                     use the Confidential Information for the sole purpose of performing under the terms of this Agreement;

(ii)                                  safeguard Confidential Information against disclosure to others with the same degree of care as it exercises with its own data of a similar nature;

(iii)                               not disclose Confidential Information to others (except to its employees, agents, potential investors, potential Sublicensees, Affiliates, potential lenders, potential acquirers, or consultants who are bound to the Receiving Party by a like obligation of confidentiality), except that the Receiving Party shall not be prevented from using or disclosing any of the Confidential Information that:

(A)                               Receiving Party can demonstrate by written records was previously known to it;

(B)                               is now, or becomes in the future, public knowledge other than through acts or omissions of Receiving Party;

(C)                               is lawfully obtained by Receiving Party from sources independent of Disclosing Party 1; or

(D)                               is required to be disclosed by law or a court of competent jurisdiction; and

(c) The secrecy obligations of Receiving Party with respect to Confidential Information shall continue for a period ending five (5) years from the termination date of this Agreement.

10.3 Assignability.  This Agreement may be assigned by Cornell, but is personal to LICENSEE and assignable by LICENSEE (a) to an Affiliate or (b) to a third party only with the written consent of Cornell, which shall not be unreasonably withheld or delayed, if the proposed assignee is a legitimate and reputable business that:

(i)                                     is not then in any legal dispute with Cornell;

(ii)                                  is not in a position of any potential conflict of interest with Cornell;

(iii)                               has sufficient resources to diligently honor all the terms and provisions of this Agreement;

(iv)                              does not reside in or is controlled by any country with which the US Government prohibits trading for any US citizen or commercial entity; and

(v)                                 has agreed in writing to Cornell to be bound by all the terms and provisions of this Agreement.

10.4 No Waiver.  No waiver by either party of any breach or default of any covenant or agreement set forth in this Agreement shall be deemed a waiver as to any subsequent and/or similar breach or default.

10.5 Failure to Perform.  In the event of a failure of performance due under this Agreement and if it becomes necessary for either party to undertake legal action against the other on account thereof, then the prevailing party shall be entitled to reasonable attorney’s fees in addition to costs and necessary disbursements.

10.6 Governing Laws.  THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, but the scope and validity of any patent or patent application shall be governed by the applicable laws of the country of the patent or patent application.

10.7 Force Majeure.  A party to this Agreement may be excused from any performance required herein if such performance is rendered impossible or unfeasible due to any catastrophe or other major event beyond its reasonable control, including, without limitation, war, riot, and insurrection; laws, proclamations, edicts, ordinances, or regulations; strikes, lockouts, or other serious labor disputes; and floods, fires, explosions, or other natural disasters.  When such events have abated, the non-performing party’s obligations herein shall resume.

10.8 Headings.  The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

10.9 Entire Agreement.  This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

10.10 Amendments.  No amendment or modification of this Agreement shall be valid or binding on the parties unless made in writing and signed on behalf of each party.

10.11 Severability.  In the event that any of the provisions contained in this Agreement is held to be invalid, illegal, or unenforceable in any respect.  such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal, or unenforceable provisions had never been contained in it.

Continued on the next page

IN WITNESS WHEREOF, both Cornell and LICENSEE have executed this Agreement, in duplicate originals, by their respective and duly authorized officers on the day and year written.

BIOPANCREATE, INC:		CORNELL UNIVERSITY:

By:	/s/ Theodore R. Koziol	By:	/s/ Alice Li
	(Signature)		(Signature)

Name: Theodore R. Koziol, Ph.D.		Alice Li

Title: President		Senior Technology Commercialization Liaison Officer

Date:	March 23, 2011
		Date:	3/30/2011
By:	/s/ H. Joseph Reiser
(Signature)

Name: H. Joseph Reiser, Ph.D.

Title: Secretary

Date:	3/23/2011

The rest of this page is intentionally left blank

Appendix A

Development Report

Company Name	CCTEC Agreement No.	Your Reference No

Reporting Period (mm / dd / yyyy ) From / / Through / /	EXPECTED or ACTUAL (mm / dd / yyyy ) Date of first sale of Licensed Product(s) / /

Please Check One

Your Company Has: ☐	less than 500 employees worldwide ☐	500 or more employees worldwide

For the reporting period prescribed in the agreement, please provide detailed answers to the questions listed below.  Please attach a separate report to this sheet if necessary.

1. Summary of work completed during the reporting period

2. Summary of work in progress

3. Current schedule of anticipated events or milestones, e.g. First round of financing, Phase Clinical trials, etc.

4. Market plans for Introduction of Licensed Product(s)

5. Summary of resources (dollar value) spent in the reporting period.

6. Pipeline for Licensed Products
Product Name	Developmental Stage
Product Name	Developmental Stage
Product Name	Developmental Stage
Product Name	Developmental Stage

Report Prepared & Approved By
Name (Please Print)	Title	Email

Signature		Date ( mm / dd / yyyy )

Appendix B

Commercialization Report

Company Name				CCTEC Agreement No	Your Reference No

Reporting Period ( mm / dd / yyyy ) From / / Through / /				EXPECTED or ACTUAL ( mm / dd / yyyy ) Date of first sale of Licensed Product(s) / /
Please list all trade names for product(s) incorporating licensed rights whether or not you had sales during this reporting period.

CCTEC Docket #	Country	Number of Units Sold	Gross Sales by Country	Net Sales by Country* ( A )	Royalty Rate* ( B )	Total Royalties by Country ( A * B )

‘ Please refer to the license agreement for				Royalty Subtotal
• applicable royalty rate, please provide as decimal;				Minimum Royalty Payment*
• how Net Sales should be calculated;				Total Royalty Owed
• applicable share of sublicense fees				Total Sublicense Fees*
• application of minimum royalty rate				(if applicable)
• if sales were in a currency other than United States Dollars, please specify exchange rate used				Total Payment

Sublicense Activity (if applicable)
Number of sublicenses granted during the reporting period	Number of sublicenses terminated or expired during the reporting period
Granted Sub-Licensee Company Name(s) (please list below)	Terminated Sub-Licensee Company Name(s) (please list below)

Total Number of active sublicenses during reporting period

Other Licensed Products in the pipeline
Product Name	Developmental Stage
Product Name	Developmental Stage
Product Name	Developmental Stage
Product Name	Developmental Stage

Are Licensed Product(s) Manufactured in the US?		☐ Yes ☐ No
If No, please list countries where Licensed Product(s) is manufactured
Product Name	Countries
Product Name	Countries
Product Name	Countries

Product Name	Countries

Report Prepared & Approved By
Name ( Please Print )	Title	Email

Signature		Date ( mm / dd / yyyy )

Appendix C

Tangible Material

•                  Cell lines:

•                  Nissle-GLP-1 and

•                  Lactobacillus-GLP- I.

•                  Data generated in mice using cell lines:

•                  Results and protocols from vertebrate animal experiments performed using the two cell lines listed above for treating or preventing diabetes.

•                  Results and protocols from formulation studies using the two cell lines listed above or “dummy” cell lines intended to test different formulation approaches.

•                  Results and protocols from pertinent studies designed to understand mechanisms of the observed blood glucose lowering effects described in the patent applications.

Appendix D Development Plan

The near term goal of the March technology is to reach clinical testing of this promising diabetes therapy within an approximate time period of two years.  In order to achieve this outcome, the general development plan for this technology will have the following major phases of development activities:

•Mechanism of Action

•histological determination of insulin site secretion

•cellular assessment of receptor activation

•mechanism of cell reprogramming

•Preclinical POC

•in vivo studies in preclinical diabetes models

•Dosage form development

•finalization of bacteria selection

•determination of optimal OLP secretion

•preparation of stable formulation options

•Drug upscaling process development

•Drug metabolism and Pharmacokinetics

•Regulatory based safety testing in two species

•1ND filing and Phase I protocol development

Studies as listed above will be conducted with experienced laboratories and CRO’s.  Once a successful IND filing has been achieved, the key clinical milestone will be clinical POC, which will be the purpose of the first phase IIa study.  The focus of the development plan outlined above will be to target type 1 diabetes patients.  However, selective testing in type 2 diabetes preclinical models will be planned in parallel to ascertain the potential role of this therapy in this larger and high unmet need patient population.